Publicly Held Company

CNPJ/MF Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

SUMMARY OF THE MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON AUGUST 31, 2017

1.            Date, Time and Place: Held on August 31, 2017, at 8h30 am, in São Paulo City, São Paulo state, at the BRF S.A (“Company”) office located at Rua Hungria, 1400, 5th floor.

2.            Summons and Presence: Summons dispensed due to presence of the totality of members of the Board of Directors: Messieurs Abilio dos Santos Diniz, Francisco Petros Oliveira Lima Papathanasiadis, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Walter Fontana Filho, Marcos Guimarães Grasso, Flávia Buarque de Almeida, Carlos da Costa Parcias Jr., Walter Malieni Jr. and José Aurélio Drummond Jr.

3.            Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

4.            Agenda: (i) approval the re-ratification of item 5.2 of the Minutes of Meeting of the Board of Directors held on April 27, 2017.

5.            Resolution: After analysis of the subject included in the agenda, the Board Members have approved, by unanimously, the re-ratification of item 5.2 of the Minutes of Meeting of the Board of Directors held on April 27, 2017, which will be valid as follows:

“The current composition of the Company’s Executive Board was presented to the Board of Directors by the Chief Executive, Financial and Investor Relationship Officer, Mr. Pedro de Andrade Faria. He also informed that, the current members of such forum are as follows: (i) Chief Executive Global, Financial and Investor Relationship Officer: Mr. Pedro de Andrade Faria; (ii) Vice-Presidents Directors: (a) Mr. Hélio Rubens Mendes dos Santos Júnior; (b) Mr. José Roberto Pernomian Rodrigues; (c) Mr. Artur Paranhos Tacla; and (d) Mr. Leonardo Almeida Byrro. The Chief Executive Global, Financial and Investor Relationship Officer finally stated that, the current members were elected by the Board of Directors in the meeting held on July 11, 2016 and theirs term of offices are valid up to July 11, 2018.”

All other items and resolutions contained in the Minutes of the Ordinary Meeting of te Board of Directors held on April are hereby ratified.

Summary of the Minutes of the Extraordinary Meeting of the Board of Directors held on August 31, 2017 at 8h30am.

Publicly Held Company

CNPJ/MF Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

SUMMARY OF THE MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON AUGUST 31, 2017

6.            Closing: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up and, having been read and found correct, were signed by all those present.

I certify that the present minutes are an accurate true copy of the original which is filed in Book Number 5 of the minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, August 31, 2017.

Larissa Brack Secretary

Summary of the Minutes of the Extraordinary Meeting of the Board of Directors held on August 31, 2017 at 8h30am.